UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: USCF Equity Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1999 Harrison Street, Suite 1530

Oakland, CA 94612

Telephone Number (including area code):

(510) 522-9600

Name and address of agent for service of process:

Heather C. Harker

General Counsel

USCF Advisers LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612

With copies of Notices and Communications to:

W. Thomas Conner

Reed Smith LLP

1301 K Street, NW

Washington, DC 20005

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]                              NO [  ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Oakland and State of California on the 17th day of January, 2014.

USCF Equity Trust (REGISTRANT)

By:  /s/ Howard Mah

Howard Mah

Trustee and Principal Financial and Accounting Officer

Attest: /s/ Andrew Ngim__________

Andrew Ngim

Trustee